Exhibit 99.1

GSI Technology Reiterates Key Takeaways From Q4 FY2024 EArnings Call and Provides Q&A

Gemini-II Apu to Target Small Model Algorithms that Fit Entirely into The Chip’s Memory For Edge Applications

Sunnyvale, California – May 9, 2024 – GSI Technology, Inc. (Nasdaq: GSIT), the inventor of the Associative Processing Unit (APU), a paradigm shift in AI and HPC processing providing true compute-in-memory technology, today reiterated the key highlights from its recent earnings call for the fourth quarter of fiscal year 2024 held on Thursday, May 2, 2024.

Key Business Updates from Earnings Call

•	Launched two high-capacity, low-power 1U and 2U servers integrated with the High-performance Gemini-I APU and designed specifically for SAR (for potential applications in tracking troop and equipment movement, forest fires) and Fast Vector Search (for possible applications in e-commerce, facial recognition, and molecular search) applications, enabling mobile applications and enterprise-level processing at the edge. In addition, Gemini-I will serve as a mechanism to demonstrate a solution for small models that incorporate BitNet and Binary Neural Networks (BNN) for Gemini-II market adoption.

•	Announced a Radiation Hardened shipment for a European Space Agency (ESA) mission. This is the first Rad Hard shipment for a non-U.S.-based mission, giving GSI exposure within the ESA community.

•	Disclosed the sale and lease-back of its headquarters for $11.9 million, expected to close in June. The proceeds will boost the Company’s cash position with additional funding to support the finalization of Gemini-II and other R&D projects.

•	Announced initiating a broad strategic review to maximize stockholder value and retained Needham & Company, LLC as the strategic and financial advisor.

Key Highlights from Gemini-II Update on Earnings Call

•	Gemini-II is currently undergoing rigorous testing and debugging, including the integration of the chip onto a board, which has enabled comprehensive performance assessments and produced results that have exceeded initial expectations.

•	GSI’s software team is actively writing libraries to develop new applications on the edge or near the edge for Gemini-II. Its substantial processing capabilities can empower the local execution of computationally intensive tasks to increase edge application capabilities like advanced driver assistance systems for automobiles and HPC in delivery drones, autonomous robots, unmanned aerial vehicles, and satellites.

•	Gemini-II's memory can hold a small database, a potential door opener for enhanced performance in several applications. One example would be an off-the-shelf facial recognition solution, potentially in hardware with on-prem software or SaaS.

"Engaging Needham & Company underscores our proactive approach to fortifying our market position and financial health and maximizing stockholder value," said Lee-Lean Shu, CEO of GSI Technology. "We are making excellent progress with our second generation of the APU, Gemini-II, and are extremely encouraged by the chip's results in testing, which has verified that instructions can be successfully executed through the embedded processor and that the data path is also working. Once we receive the second spin of Gemini-II this fall, we intend to initiate benchmarking that will allow us to begin preliminary customer sampling and engage with target customers before the calendar year-end.

“The second generation of our APU brings significant performance enhancements, with more processing power and memory density, and suitable for both low power data center expansion and enabling data center functions at the edge,” continued Mr. Shu. “These capabilities empower local execution of computationally intensive tasks, increasing edge application capabilities. Additionally, Gemini-II’s memory can hold an entire small database, a potential door-opener for enhanced performance in image recognition applications. These small model sizes use algorithms with low precision model weight size to lower memory storage requirements and simplify computations, which the APU architecture is better suited for than traditional GPU architectures. We plan to demonstrate that the entire model can be loaded into Gemini-II’s memory for edge applications early next calendar year.”

Q4 FY2024 Q&A

Business Update and Market Perception

1.	What factors prompted the decision to initiate this strategic review at this particular time? The Board and the management team believe that the market is not assigning an appropriate value to the APU’s potential, given the $150 million investment the Company has made in the platform to date. As a result, we have engaged Needham & Company to assist with a strategic review to maximize stockholder value, which could include equity or debt financing, divestiture of assets, technology licensing or another strategic arrangement, including the sale of the Company.

2.	How does the Company balance the focus on strategic alternatives with ongoing R&D efforts in compute-in-memory solutions? Are there any potential risks or challenges associated with this dual focus? To avoid potential risks or challenges related to the Company managing a dual focus, the review is being administered by a special committee of the board of directors. The aim is to focus on strategic alternatives while the Company’s management concentrates on developing its family of compute-in-memory solutions for high-performance computing and Artificial Intelligence.

APU

1.	What are the realistic prospects for closing sales this calendar year with the new Gemini-I servers? What strategies are in place to promote and sell these new servers to targeted customers? The new servers will target SAR (Synthetic Aperture Radar) and FVS (fast vector search). We have installed the 2U servers for our data center partner to offer SaaS solutions. As far as hardware sales for the server, as mentioned above, we are promoting our SAR solution at conferences. We are currently pursuing two leading commercial SAR providers, in addition to our work with government entities.

2.	Can you provide more details on the performance benchmarks achieved with the new 1U and 2U servers featuring the Gemini-I APU? How do these benchmarks compare to existing solutions in the market? We are preparing a white paper that will be published on our website and used as a marketing tool to sell these solutions. Check our website once the press release announcing the paper has been published.

3.	You mentioned better-than-expected results regarding Gemini-II. Could you elaborate on this? We are pleased with the initial evaluation of the first silicon of the Gemini-II. On a component testing level, we have not seen any showstoppers. We have enough confidence in the results that we have mounted the Gemini-II on Leda boards and are shipping them to our Israeli division later this month. They will start running software through the parts to continue the evaluation.

4.	There is a movement in the industry towards lower precision networks. How does that fit in with the APU architecture? It’s a good fit. As we have discussed, our APU technology is essentially “future-proof.” As you recall, we are a bit engine processor. Unlike hard-coded GPUs to 16-bit or 32-bit or some other precision, the APU can run anywhere from 1-bit to 1 M-bit precision. Plus, it can be changed from cycle to cycle. The transition to BitNet and Binary Neural Networks (BNNs) aligns perfectly with our existing Gemini family. By reducing model size, memory storage requirements decrease, and computation becomes more efficient.

5.	With the ongoing engagement with hyperscalers, could you provide more insights into the feedback received and how it influences the development roadmap for future generations of APUs? We have presented to the leading hyperscalers a solution that incorporates our APU architecture with HBM (High Bandwidth Memory). The hyperscalers are intrigued since our solution would address the memory bandwidth, memory capacity and power consumption issues challenging LLMs (Large Language Models).

Operational Performance and Business:

1.	Can you elaborate on how the product mix impacts gross margin? Are there strategies to optimize it moving forward? The higher density and radiation-hardened product lines generate higher margins than the legacy product families. For this reason, we are focusing our design efforts on promoting the utilization of these families.

2.	Could you share more details about the significance of the ESA (European Space Agency) project and its potential impact on future collaborations or contracts? In the past, we discussed the prototype quantities we shipped for different programs. Those previous programs have all been for U.S. government agencies. This is the first program we have shipped parts for an ESA mission. This will get GSI Technology recognition within that agency and its partners.

Financials and Outlook:

1.	Given the outlook for the first quarter of fiscal 2025, what factors contribute to the projected range of net revenues? Are there any anticipated challenges or opportunities in the upcoming quarter? A few of our customers are working through some inventory issues. It looks to be a short-term problem.

2.	How do you plan to utilize the existing cash and cash equivalents to support ongoing R&D projects and business operations in the near term? We will use our funds to continue debugging and performance analysis of Gemini-II, fund the software development and benchmarking on the second spin of Gemini-II, and execute the go-to-market strategy and customer development for Gemini-I.

For further information, please refer to the fourth quarter earnings press release and earnings conference call transcript on GSI’s IR website.

ABOUT GSI TECHNOLOGY

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. Our innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities.

As a leader in SRAM technology, we leverage our extensive expertise to develop radiation-hardened memory products for space and military use, ensuring exceptional speed, reliability, and performance in extreme environments. GSI Technology is not just advancing technology; we're shaping a smarter, faster, and more efficient future.

Founded in 1995 and headquartered in Sunnyvale, California, GSI Technology has 149 employees and over 125 granted patents.

For more information, please visit www.gsitechnology.com.

Forward-Looking Statements:

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the marketing and sale of Gemini-I, the development of Gemini-II and the Company’s initiation of a strategic review. Examples of risks that could affect our current expectations regarding future business performance include those associated with fluctuations in GSI Technology’s operating results, the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; intensive competition; and delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant semiconductor products. The strategic review is subject to risks related to the process by which GSI Technology evaluates its strategic alternatives, the terms, timing, structure, benefits and costs of any strategic transaction and whether one will be consummated at all and the impact of any strategic transaction on GSI Technology. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as rising interest rates, worldwide inflationary pressures, military conflicts, significant fluctuations in energy prices, declines in the global economic environment and global public health crises. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Contacts:

Investor Relations

Hayden IR
Kim Rogers
541-904-5075

Kim@HaydenIR.com

Media Relations

Finn Partners for GSI Technology

Ricca Silverio

(415) 348-2724

gsi@finnpartners.com

Company

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802